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                                                                  Exhibit (p)(8)

                                KOBRICK FUNDS LLC

                         CODE OF ETHICS UNDER RULE 17J-1

                                  INTRODUCTION

      Rule 17j-1 under the Investment Company Act of 1940 generally prohibits persons associated with an investment company or its investment adviser from engaging in any fraudulent, deceptive, manipulative or otherwise unlawful practice in connection with the purchase or sale by such persons of securities held or acquired by the investment company.

      Set forth below is the Code of Ethics adopted by the Board of Directors of Kobrick Funds LLC (the "Company"). This Code of Ethics is based on the principle that the directors, officers and employees of the Company owe a fiduciary duty to all of the Company's clients including the shareholders of the mutual funds advised by the Company to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) serving their own personal interests ahead of the shareholders; (ii) taking advantage of their position; and (iii) any actual or potential conflicts of interest.

      Of course, no Code can address every circumstances that may give rise to a conflict, a potential conflict or an appearance of a conflict of interest. Therefore, every officer and employee is expected to be alert to actual, potential or appearances of conflicts of interest with the Company's clients and to conduct him/herself with good judgment. Failure to exercise good judgment, as well as violations of this Code, may result in the imposition of sanctions on the access person, including suspension or dismissal.

      This Code became effective on January 1, 1998 for Kobrick-Cendant Funds, Inc. and was adopted by Kobrick Funds LLC effective December 31, 1998. Please direct any questions to Richard A. Goldman, Chief Operating Officer and Compliance Officer.

                                 CODE OF ETHICS

I.    DEFINITIONS

      1. "Funds" means any registered investment companies under the management of the Company.

      2. "Board of Directors" means the Board of Directors of the Company.

      3. "Officer" means any officer of the Company other than one serving solely as Secretary or Assistant Secretary.

      4. "Employee" means any officer or employee of the Company

      5. "Access person" means any officer or "advisory person" of the Company.

      6. "Advisory person" means any employee of the Company or any company controlling, controlled by or under common control with the Company, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales or any natural person in a control relationship to the Company who obtains information concerning recommendations to the Fund with regard to the purchase or sale of a security.

      7. A security is "being considered for purchase or sale" when a recommendation by an advisory person is made (or, if no recommendation is made, an order is made) to purchase or sell a security or prior thereto when, in the opinion of an investment manager, a decision whether or not conditional, has been made (even though not yet implemented) to recommend or make the purchase or sale.

      8. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person or an advisory person has or acquires. "Beneficial ownership" is generally understood to include those securities from which a person enjoys some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner.

      9. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

      10. "Security" shall include all forms of debt and equity securities, except that it shall not include shares of registered open end investment companies, Government securities as defined in Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, and other money market instruments.

II.   PROHIBITED TRANSACTIONS-ALL ACCESS PERSONS

      1. It is a basic policy that no access person of the Company should be permitted to profit in his or her personal securities transactions from the securities activities of the Funds or the Company. Accordingly, no such person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership under circumstances where he or she actually knows or should have known at the time of such purchase or sale that such security:

            (i)  is being considered for purchase or sale by the Funds; or

            (ii) is being purchased or sold by the Funds.

The Company's pre-clearance requirements are designed to keep this from occurring and transactions which have been so pre-cleared will not violate this policy.

      2. No such access person shall disclose to other persons the securities activities engaged in or contemplated for the Funds.

      3. No such access person shall seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Company in exchange for any action being taken by such person on behalf of the Company. For the purposes of this provision, gifts from broker-dealers or other persons providing services to the Company without regard to any specified transaction or action(or if in connection with a transaction, is a gift also provided to other participants) including but not limited to those in the following categories, will not be considered to be in violation of this section:

            (i)   an occasional meal;

            (ii) an occasional ticket to a sporting event, the theater or comparable entertainment; and

            (iii) a typical holiday gift or other gift of less than $100.00 in value or a gift which it would be impractical to return or refuse or the refusal of which in the recipient's judgment adversely affect a relationship beneficial to the Company and its clients.

If there are questions about a proposed gift or activity, each person is urged to err on the side of caution and obtain prior written consent from Mr. Kobrick or Mr. Goldman. In this Code of Ethics whenever prior consent or approval by one of two or more individuals is required, it is understood that such individuals shall not pass upon situations in which they have a personal interest.

III.  PROHIBITED TRANSACTIONS-ADVISORY PERSONS

      In addition to the prohibited transactions set forth in Section 2, no advisory person shall for his or her own account or for an account as to which he or she has direct or indirect beneficial ownership:

      1. Acquire any securities in an initial public offering (other than an acquisition by the Hedge Funds (as hereafter defined)) conducted in accordance with the attached allocation procedures and made consistent with the National Association of Securities Rule of Conduct 2110 and related interpretive materials, in order to preclude any possibility of such person profiting from his or her position with the Company.

      2. Purchase or sell a security within seven calendar days after a Fund trades in that security (including securities exchangeable or convertible into such securities) or if, to the knowledge of such Advisory Person, a Fund expects to trade in that security within seven days thereafter. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement. Simultaneous transactions by a Fund and a Hedge Fund carried out in accordance with the attached Allocation Procedures and transactions by a Hedge Fund occurring after a similar transaction by a Fund shall not be subject to this restriction.

      3. Purchase any securities in a private placement, without prior approval of Mr. Kobrick or Mr. Goldman. Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in a Fund's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer shall be subject to independent review by a Company officer with no personal interest in the issuer.

      4. Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement. The Hedge Funds shall not be subject to this restriction. Options used for hedging purposes or options on indexes, which are held for less than 60 days, are not subject to the prohibition on short-term trading profits. This policy applies to trading in all types of securities and instruments, except in a particular case where Mr. Kobrick or Mr. Goldman has made a specific finding of hardship and it can be determined that no potential abuse or conflict is presented (for example, when an advisory person's request to sell a security purchased within 60 days prior to the request is prompted by a major corporate or market event, such as a tender offer, and the security was not held in client accounts).

      5. Serve on the board of directors of any publicly traded company without prior authorization of the Board of Directors of the Company, which authorization may be subject to certain terms and conditions concerning such service. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Funds and their shareholders.

IV.   EXEMPTED TRANSACTIONS

      The prohibitions of Sections II and III of this Code shall not apply to:

      1. Purchases or sales effected in any account over which a person has no direct or indirect influence or control.

      2. Purchases or sales which are non-volitional on the part of a person, including but not limited to receipt of securities pursuant to a stock dividend or merger.

      3. Purchases which are part of an automatic dividend reinvestment plan.

      4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      5. Purchases or sales, or classes of purchases or sales, which receive the prior approval of Mr. Kobrick or Mr. Goldman (in the case of transactions by a Hedge Fund, Mr.Goldman) because:

            (i)   they are only remotely potentially harmful to a Fund;

            (ii) they would be very unlikely to affect a highly institutional market; or

            (iii) they clearly are not related economically to be securities to be purchased, sold or held by a Fund.

      6. Purchases or sales which have been pre-cleared in accordance with
Section V.

V.    PRIOR APPROVAL

      All advisory persons shall receive prior approval from Mr. Kobrick or Mr. Goldman before purchasing, selling or otherwise transferring securities in which they have a beneficial interest. The following procedures will apply:

      A. The advisory person must request approval by completing a Preclearance Request Form.

      B. If the advisory person is a portfolio manager, s/he must affirm on the form that s/he is not taking away an investment opportunity from a Fund and provide information pertinent to such conclusion.

      C. The advisory person must submit the Form to the Company's traders to check the Funds' trades during the previous 7 days and to determine whether there is on the date of submission a pending buy or sell order in the same security. The trader reviewing the Form must sign-off on these matters.

      D. The advisory person must then submit the Form to Mr. Kobrick or Mr. Goldman who will either authorize or deny the advisory person's personal securities transaction and return a copy of the Form to him/her. If an advisory person submits the Form to Mr. Kobrick for his authorization or denial, the advisory person shall be responsible for delivering to Mr. Goldman a copy of the Form as executed by Mr. Kobrick for inclusion in the Company's compliance files.

      E. If an advisory person receives permission to trade a security or instrument, the trade must be executed before the end of the next business day after permission has been received. If the trade is not executed within that time frame and the advisory person still wishes to effect the transaction, pre-clearance in the manner described above must again be obtained.

These prior approval procedures shall not apply to Hedge Fund transactions.

VI.   REPORTING

      1. Every advisory person shall disclose to Mr. Goldman all personal securities beneficially owned and directorships or similar positions in for-profit and non-profit entities upon commencement of employment and thereafter on an annual basis as of December 31.

      2. Each advisory person shall direct their brokers to supply Mr. Goldman duplicate copies of personal securities transactions confirmations and copies of periodic statements for securities accounts.

      3. In compliance with Rule 204-2(a)(12) under the Advisers Act and Rule 17j-1 under the Investment Company Act, each access person shall provide, or cause a signed Quarterly Certification of Compliance with the Company Code of Ethics to be provided to Mr. Goldman , not later than 10 days after the end of each calendar quarter whether or not the employee entered into any personal securities transactions during the quarter. Hedge Funds transactions shall be separately reported, including identification of the person making the investment decision for the Hedge Fund, and no other reporting by advisory person, with respect to Hedge Fund transactions shall be required.

      A. With respect to personal trades during such quarter, and to the extent not provided in the foregoing periodic statements:

            1. the date of each transaction, title and number of securities and the principal amount of each security involved;

            2. the nature of the transactions (i.e., purchase, sale or any other type of acquisition or disposition);

            3.    the price at which the transaction was effected; and

            4. the name of the broker, dealer or bank with or through which the transaction was effected.

      B. To the extent not included in the foregoing periodic statements, a schedule listing:

            1. all accounts in which the access person has a direct or indirect beneficial ownership interest ("Covered Accounts"); and

            2. all public and private securities and instruments directly or indirectly held by any Covered Account of such access person (other than exempt investments), with nonpublic securities plainly indicated.

      C. If no transaction were effected in Covered Accounts during the calendar quarter, a statement to that effect.

      D. With respect to nondiscretionary accounts, if any, certifications that such access person does not discuss any investment decisions with the person making investment decisions.

      E. With respect to any nonpublic security owned by such access person, a statement indicating whether the issuer has changed its name or publicly issued securities during such calendar quarter.

A compliance report shall be provided on a quarterly basis to the Board of Directors.

VII.  SANCTIONS

      Upon discovering a violation of this Code, the Board of Directors may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

VIII. RETENTION OF RECORDS

      This Code of Ethics, a copy of each report filed by access persons, any written report relating to the interpretation of such Codes, or violations thereunder, and lists of all persons required to make reports, shall be preserved with records of the Company for the period required by Rule 17j-1.

IX.   ANNUAL CERTIFICATION

      Each access person of the Company will be required to certify each year that they have read and understood this Code of Ethics.

X.    HEDGE FUND ACTIVITIES

      It is recognized that certain advisory persons also make investment decisions on behalf of Kobrick Fund, L.P. (the "Hedge Fund"), a privately held investment company which may invest in some of the same securities held by the Funds, and may in the future manage other similar accounts (the "Hedge Funds"). Such other accounts may be accounts in which advisory persons of the Company and affiliates of the Company have a direct or indirect interest. Accordingly when a security is under consideration for sale or purchase by such an account a determination shall first be made by Mr. Goldman as to whether transactions in such security meet the criteria set forth in Section IV.5 (ii) or (iii) of this Code of Ethics. In the case of a transaction relying on a class of transactions previously approved pursuant to Section IV, 5(ii) or (iii) by Mr. Goldman, the determination that such transaction is within the class of exempted transactions may be made by Mr. Kobrick or Mr. Carmen and will be periodically reviewed by Mr. Goldman.

      If such standard is not met, then (i) the purchase or sale may not be conducted by the Hedge Funds if at the time of such purchase or sale the Hedge Fund intends to engage in whole or in part in any offsetting transactions within seven calendar days and (ii) any transactions in such securities for such accounts will be grouped with securities transaction on behalf of the Funds in accordance with the attached allocation procedures. The practice of grouping orders of various accounts will be followed to get the benefit of best prices or commission rates

      Such grouping will be carried out in accordance with the following principles and the attached allocation procedures:

      1. Policies for the grouping of transactions will be disclosed in the Company's Form ADV, a Fund's registration statement and a Hedge Fund's offering memorandum and separately to all broker-dealers through which such orders are placed.

      2. Transactions will not be grouped unless it is believed that aggregation is consistent with the duty to seek best execution (which includes the duty to seek best price) for the accounts and is consistent with the terms of any investment advisory agreement or other agreements with each account for which trades are being aggregated. In the event that the transactions are not grouped, transactions on behalf of the Funds will be effected first in time.

      3. No account will be favored over any other account; each account that participates in an aggregated order will, to the extent practicable participate at the average share price for all transactions in that security on a given business day, with transaction costs shared pro rata based on each account's participation in the transaction;

      4. If an aggregated order is partially filled and allocated on a basis different from that specified, no account that is benefited by such different allocation may effect any purchase or sale, for a reasonable period following the execution of the aggregated order, that would result in it receiving or selling more shares than the amount of shares it would have received or sold had the aggregated order been completely filled;

      5. The account books and records will separately reflect, for each account the orders of which are aggregated, the securities held by, and bought and sold for, that account;

      6. Funds and securities of accounts whose orders are aggregated will be deposited with one or more banks or broker-dealers, and neither the cash nor securities of the accounts will be held collectively any longer than is necessary to settle the purchase or sale in question on a delivery versus payment basis; cash or securities held collectively for accounts will be delivered out to the custodian bank or broker-dealer as soon as practicable following the settlement;

      7. Neither the Company and any affiliate of the Company will receive additional compensation or remuneration of any kind as a result of the aggregation;

      8. Individual investment account treatment will be accorded to each account;

      9.    No Fund will be disadvantaged in the allocation of trades; and

      10. The policies for the aggregation of transactions will be submitted to approval and periodically reviewed by the Trustees of the Funds.

December 31, 1998